Exhibit 99.1

Foreman Butte Acquisition Properties

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	2
Statements of Revenues and Direct Operating Expenses of the Foreman Butte Acquisition	3
Properties for the twelve months ended June 30, 2015 and the nine months ended March 31, 2016
Notes to the Statements of Revenues and Direct Operating Expenses of the Foreman Butte	4
Acquisition Properties

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Samson Oil & Gas Limited

We have audited the accompanying statements of revenues and direct operating expenses of properties acquired from Oasis Petroleum, Inc. by Samson Oil & Gas Limited and subsidiaries (the “Oasis Properties”) for the nine months ended March 31, 2016 and for the year ended June 30, 2015. These financial statements are the responsibility of Samson Oil & Gas Limited’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Oasis Properties described in Note 1 for the nine months ended March 31, 2016 and for the year ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements are not intended to be a complete presentation of the financial position, results of operations, or cash flows of the Oasis Properties.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

June 15, 2016

2016 Foreman Butte Acquisition Properties

Statements of Revenue and Direct Operating Expenses

	Nine Months Ended March 31, 2016	Twelve Months Ended June 30, 2015
Oil and Gas Revenues
Oil	$4,819,964	$15,892,857
Natural gas and natural gas liquids	35,651	303,114
Salt water disposal revenue	46,129	481,986
Total	4,901,744	16,677,957

Direct Operating Costs
Production Cost
Lease operating	4,651,047	10,466,765
Production taxes	458,353	1,443,768
Workovers	367,690	1,647,644
Total	5,477,090	13,558,177

(Deficit)/Excess of revenues over direct operating expenses	$(575,346)	$3,119,780

(See accompanying notes)

2016 Foreman Butte Acquisition Properties

Notes to Statement of Revenue and Direct Operating Expenses

Note 1 – Properties and Basis of Presentation

The accompanying statements represent the interests in the revenue and direct operating expense of the oil and natural gas producing properties and salt water disposal systems that were purchased by Samson Oil & Gas USA, Inc. for $16.1 million on March 31, 2016. The acquisition has an effective date of October 1, 2015 for certain financial benefits and obligations related to the purchased assets. The properties are referred to herein as the “2016 Foreman Butte Acquisition Properties” and are located in Richland, Roosevelt, Dawson, Valley and Sheridan counties in Montana and McKenzie, Bowman and Williams counties in North Dakota.

The statements of revenues and direct operating expenses have been derived from lease operating statements provided by Oasis Petroleum Inc., the seller of the assets, and prepared on the accrual basis of accounting. Revenues and direct operating expenses relate to the historical net revenue interests and net working interests acquired by Samson. Oil, natural gas and natural gas liquids revenues are recognized on the sales method when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease operating expenses, production and ad valorem taxes, transportation and all other direct operating costs associated with these properties. Lease operating expenses also include the costs associated with operating the associated salt water disposal wells and gathering systems. Direct operating expenses do not include corporate overhead, interest expense and income taxes.

The statements of revenue and direct operating expenses are not indicative of the financial condition or results of operations of the 2016 Foreman Butte Acquisition Properties going forward due to the different cost structures employed by the previous operator and Samson. Certain costs not directly involved in revenue producing activities have also been omitted. During the periods presented, the 2016 Foreman Butte Acquisition Properties were not accounted for by Oasis Petroleum Inc. as a separate business unit. As such, certain costs, such as depreciation, depletion and amortization of oil and gas properties, accretion of asset retirement obligations, general and administrative expenses, interest expense and income taxes were not allocated to the 2016 Foreman Butte Acquisition Properties.

The preparation of statements of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Although these estimates are based on management’s best available knowledge of current and future events, actual results could differ materially from those estimates.

Note 2 – Omitted Financial Information

Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented as such information was not available on a property by property basis or for the Foreman Butte Acquisition Properties as a whole, not is it practicable to obtain such information in these circumstances. Historically, no allocation of general and administrative, interest expense, corporate taxes, accretion of asset retirement obligations, and depreciation, depletion and amortization or oil and gas properties was made to the 2016 Foreman Butte Acquisition Properties, and the seller did not prepare separate financial statements or maintain separate accounts necessary to present financial statements with respect to the 2016 Foreman Butte Acquisition Properties. Accordingly, the statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-01 and Rule 3-02 of the Securities and Exchange Commissions’ Regulations S-X.

Note 3 – Supplemental oil and Gas Reserve Information (Unaudited)

Oil and Gas Reserve Information

The following tables summarize the net ownership interests in estimated quantities of proved developed producing, proved developed non producing and proved undeveloped oil and natural gas reserves of the 2016 Foreman Butte Acquisition Properties for the periods indicated, estimated by management and Samson’s external reserve engineers, Netherland & Sewell Associates Inc., and the related summary of changes in estimated quantities of net remaining proved reserves during the periods indicated. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

	Oil (Bbl)	Natural Gas and Natural Gas Liquids (Mcf)	Total (BOE)

Balance at July 1, 2014	2,807,283	1,401,167	3,040,811

Extension and discoveries	-	-	-
Production	(269,228)	(77,365)	(282,122)
Revisions to previous estimates	(97,873)	(123,785)	(118,504)

Balance at June 30, 2015	2,440,182	1,200,017	2,640,185

Extension and discoveries	-	-	-
Production	(144,648)	(24,980)	(148,811)
Revisions to previous estimates	4,044,488	4,142,474	4,734,900

Balance at March 31, 2016	6,340,022	5,317,511	7,226,274

As at March 31, 2016
Proved Developed Producing	1,951,265	933,809	2,106,900
Proved Developed Non Producing	1,080,219	2,067,726	1,424,840
Total Proved Developed	3,031,484	3,001,535	3,531,740

Proved Undeveloped	3,308,538	2,315,976	3,694,534
Total Proved	6,340,022	5,317,511	7,226,274

As at June 30, 2015
Proved Developed Producing	2,440,182	1,200,017	2,640,185
Proved Developed Non Producing	-	-	-
Proved Undeveloped	-	-	-
Total Proved	2,440,182	1,200,017	2,640,185

Barrel of Oil Equivalent (BOE) assumes a ratio of 6 MCF of natural gas per barrel of oil.

For the nine months ended March 31, 2016, revisions to previous estimates includes revisions to proved non producing (“PDNP”) wells and proved undeveloped (“PUD”) well locations. Revisions to PDNP locations added 1.4 million BOE to total proved reserves and revisions to PUD locations added 3.7 million BOE to proved reserves.

The seller of the 2016 Foreman Butte Acquisition Properties was a predominately Bakken producer in North Dakota and Montana. As such, when a non-Bakken well stopped producing for any reason – mechanical or otherwise – the seller would often not invest any time or capital to restart production. As there was no plan to recommence production associated with these shut in wells, no value was ascribed to them in previous reserve reports. Samson has reviewed the engineering associated with these wells and following a change in the estimated operating cost structure and a small workover program (the capital cost of which is included in the reserve valuation) these previously shut in wells are now expected to be put back into production and produce at economic levels and therefore have been included in the reserve report. A portion of the proved non producing wells have also been recognized in the reserve report following evidence provided to the reserve engineer that indicates that stimulating some of these wells with acid could provide an uplift in production. This uplift is also included in the revisions to previous estimates.

In addition to the proved non producing wells, Samson has also added 3.7 million BOE in PUD reserves in the revisions of previous estimates category. The decreasing costs to drill a well have meant that these wells, which are estimated to cost approximately $2.8 million to drill, represent economic value based on SEC prices as at March 31, 2016. The reserves detailed above include 12 proved undeveloped well locations. These wells will be financed through a combination of free cash flow and additional capital (either debt or equity) that Samson anticipates raising in the future. While Samson’s ability to raise additional capital cannot be guaranteed, management believes that its plans for future of development of PUDs are reasonable and achievable in the current economic environment.

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions (i.e. prices and costs) existing at the time the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates are made.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following tables set forth the computation of the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in standardized measure of discounted future net cash flows for the 2016 Foreman Butte Acquisition Properties in accordance with ASC 932, Extractive Activities – Oil and Gas and based on oil and natural gas reserve and production volumes. Future cash inflows as of June 30, 2015 and March 31, 2016 were computed by applying average prices (calculated as the unweighted arithmetic average of the first-day-of-the-month oil and gas prices for each month within the twelve month periods ended June 30, 2015 and March 31, 2016) to estimate future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at period end, based on period-end costs and assuming the continuation of existing economic conditions. Prices changes based on inflation, federal regulatory changes, supply and demand are not considered. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual change takes effect. In accordance with the ASC 932, a discount rate of 10% is applied to the annual future net cash flows.

The prices, calculated as described above, were $68.17 per barrel of oil and $3.390 per MMBTU of natural gas at June 30, 2015 and $42.77 per barrel of oil and $2.93 per MMBTU of natural gas at March 31, 2016. The prices were based on index prices, which have been adjusted for historical average location and quality differentials. Future cash inflows were reduced by estimated future development and production costs based on period-end costs resulting in net cash flow before tax. Due to the historic net operating losses recognized by Samson and the significant amount of intangible drilling costs to be incurred in these cash flows, estimated taxes have not been included in this forecast.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

	March 31, 2016	June 30, 2015
Future cash inflows	$242,328,700	$153,441,600
Future production costs	(113,065,600)	(60,480,500)
Future development costs	(36,207,900)	-
Future income tax	-	-

Future net cash flows	93,055,200	92,961,100

10% annual discount for estimated timing of cash flows	(51,491,000)	(44,475,800)

Standardized measure of discounted future cash flows	$41,564,200	$48,485,300

Changes in the standardized measure are as follows:

	March 31, 2016	June 30, 2015

Beginning of the period	$48,485,300	$87,333,200
Sales of oil and gas produced, net of production costs	-	(3,119,780)
Net changes in prices and production costs	(34,406,977)	(40,979,106)
Extensions, discoveries and improved recoveries	-	-
Previously estimated development costs incurred during the period	-	-
Net changes in future development costs	(36,207,900)	-
Revisions of previous quantity estimates	58,845,247	-
Accretion of discount	4,848,530	5,250,986
Net change in income tax	-	-
Changes in timing of estimated cashflow and others	-	-

End of period	$41,564,200	$48,485,300